Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

A SPAC III Acquisition Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Title of Class of Security being registered	Amount to be Registered	Proposed maximum offering price per share	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Units, each consisting of one Class A ordinary share, no par value, and one right to acquire one-fourth (1/4) of one Class A ordinary share	6,325,000	$10.00	$63,250,000.00	$9,335.70
Class A ordinary share, no par value, included as part of the units	6,325,000	-	-	-	(3)
Rights included as part of the units	6,325,000	-	-	-	(3)
Class A ordinary share underlying the rights included as part of units	1,581,250	$10.00	$15,812,500.00	$2,333.93
Representative’s Shares	284,625	$10.00	$2,846,250.00	420.11
Total			$81,908,750.00	$12,089.73

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

(2)	Includes Units, Class A ordinary share and rights underlying such Units, which may be issued on exercise of a 45-day option granted to the Underwriters to cover over-allotments, if any.

(3)	No fee pursuant to Rule 457(g).